UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM 8-K

Dated November 1, 2004, as filed on January 14, 2005

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2004

UTSTARCOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29661	52-1782500
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1275 Harbor Bay Parkway Alameda, California 94502
(Address of principal executive offices) (Zip code)

(510) 864-8800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Note: This Amendment No. 1 to the Report on Form 8-K dated November 1, 2004 and filed by the Company on November 4, 2004 (the “Report”) is being filed to recategorize the information disclosed in the Report and originally filed (or to be filed by amendment) under Items 2.01 and 9.01 of Form 8-K to Item 8.01. Subsequent to filing the Report and after further review, the Company determined that it was not necessary to make any filings with respect to the transaction disclosed in the Report under Items 2.01 and 9.01 and that it would be more appropriate to provide the information contained in the Report under Item 8.01. The disclosure contained in the Report is hereby amended and restated to read in its entirety as set forth below.

Item 8.01 Other Events.

On November 1, 2004, UTStarcom, Inc. and UTStarcom Canada Company, a Nova Scotia company and a wholly owned subsidiary of UTStarcom, Inc. (collectively, the “Purchaser”) completed the acquisition of selected assets and liabilities of Audiovox Communications Corp. (“ACC”), the wireless handset division of Audiovox Corporation, pursuant to the Asset Purchase Agreement, dated as of June 11, 2004 (the “Purchase Agreement”), by and among ACC, Quintex Mobile Communications Corporation, Audiovox Communications Canada Co., the Purchaser and Audiovox Corporation.

Under the terms of the Purchase Agreement, the Purchaser has acquired selected assets and liabilities, including inventories, prepaids, third-party payables and accrued expenses, and has taken on ACC’s workforce of approximately 250 employees.  The purchase price for the ACC assets and liabilities was approximately $165.1 million in cash, subject to a post-closing adjustment based on the closing net working capital balance of the ACC business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTSTARCOM, INC.

Date: January 14, 2005	By:	/s/ Michael J. Sophie
	Name:	Michael J. Sophie
	Title:	Senior Vice President of Finance and
Chief Financial Officer